Hermes Fund Managers Limited 150 Cheapside, London EC2V 6ET United Kingdom +44 (0)20 7702 0888 Phone +44 (0)20 7702 9452 Fax www.FederatedHermes.com

Hermes Fund Managers Limited
Co-Investment Scheme Rules
Hermes GPE (Singapore) Pte. Ltd - Addendum

Hermes GPE (Singapore) Pte. Ltd (“HGPE Singapore”) Eligibility - Hermes Co-Investment Scheme
Certain HGPE Singapore employees in Business Development roles may be invited to participate in the Hermes Co-Investment Scheme. The rules of the scheme are applied in full, with no variations.
For the avoidance of doubt, the Co-Investment Scheme is a Deferred Bonus Scheme whereby bonus deferral amount is calculated as per the following table:

Column 1	Column 2: Co-Investment Thresholds	Column 3: Deferred Percentage
First Row	Any part of the Aggregate Bonus not exceeding £150,000 (or the Overseas Equivalent) but greater than £75,000	10%
Second Row	Any part of the Aggregate Bonus exceeding £150,000 (or the Overseas Equivalent) but not exceeding £300,000 (or the Overseas Equivalent)	30%
Third Row	Any part of the Aggregate Bonus exceeding £300,000 (or the Overseas Equivalent)	50%

The following employees fall under the scope of these Rules as of February 2020:

Staff Number	Known As	Surname
[Number]	[Name]	[Name]
[Number]	[Name]	[Name]
[Number]	[Name]	[Name]
[Number]	[Name]	[Name]
[Number]	[Name]	[Name]

A sample of the text used in the award letter to denote deferral is provided on the next page. Please refer to the Co-Investment Scheme Rules for full details.

SAMPLE AWARD LETTER

I am pleased to advise you that you have been awarded a discretionary bonus of [TOTAL AMOUNT] for the performance year 20XX. Of this amount, [DEFERRED AMOUNT] has been deferred and will be co-invested in accordance with the Hermes Fund Managers Limited Co-investment Scheme Rules (“the Scheme”). The cash amount of [TOTAL AMOUNT – DEFERRED AMOUNT] will be paid on 28 February 20XX.

The deferred amount will have an award date of 1 March 20XX. Further details can be found in the enclosed Investment Preference Form. To validate the deferred co-invested award, irrespective of fund choice, you must acknowledge your agreement to the Scheme Rules. Please return a signed copy of the form to [Name] in Human Resources, Hermes Fund Managers Limited by [DATE] to ensure your award is processed. The Company reserves the right to forfeit your 20XX awards if the agreement is not acknowledged within the required timeframe.

By accepting your discretionary bonus award you undertake not to use personal hedging strategies or contracts of insurance to hedge or insure against any risk contained in the deferred remuneration arrangements referred to in this letter. It is a condition of your discretionary bonus award that if you are found to have acted in breach of this undertaking, Hermes may at its absolute discretion require you to forfeit part or all of any amounts of deferred compensation which you hold in the Scheme. You may also be subject to disciplinary proceedings and possible dismissal. If you do not wish to accept your discretionary bonus award on this basis or if you have any queries in relation to the use of personal hedging strategies or contracts of insurance, please contact [Name], Head of Human Resources, Hermes Fund Managers Limited before [DATE].

Should you wish, you have the opportunity to exchange part or all of your discretionary cash bonus for a company pension contribution. Please see the enclosed Bonus Exchange Information Sheet for further details. To take up this opportunity, please sign and return the Bonus Exchange Option Form to [Name] in Human Resources, Hermes Fund Managers Limited by [DATE].

All amounts referred to are gross and subject to the appropriate statutory withholding and deductions relevant at the time of payment.

Thank you very much for your contribution during 20XX.

Yours sincerely,

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